UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	October 31, 2006

NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Twin Rivers Drive, East Windsor, New Jersey		08520
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (609) 371-8123

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On November 6, 2006, NexMed, Inc. (the "Company") announced that it has applied to transfer its listing to the Nasdaq Capital Market in response to a staff determination letter from Nasdaq, dated October 31, 2006, indicating that it has not regained compliance in accordance with Marketplace Rule 4450(b)(4) as the bid price of its common stock had not closed at more than $1.00 per share for a minimum of 10 consecutive business days over the previous 180 day period ended October 30, 2006. Additionally, the Company has not regained compliance with Marketplace Rule 4450(b)(1)(A) as the market value of listed securities was not at least $50 million for a minimum of 10 consecutive business days over the previous 30 day period ended November 3, 2006.

In accordance with the rules of the Nasdaq Capital Market, the Company has submitted an application to transfer the listing of its securities from the Nasdaq Global Market to the Nasdaq Capital Market (previously, the Nasdaq SmallCap Market). The initiation of the delisting proceedings will be stayed pending Nasdaq staff review of the transfer application. If the transfer application is approved, the Company will be notified that it has been afforded an additional compliance period of 180 days, up to April 30, 2007, in order to comply with the continued listing requirements of the Nasdaq Capital Market. Accordingly, the Company's common stock must achieve a minimum bid price of $1.00 for a minimum of 10 consecutive days during the 180 day period ended April 30, 2007, in order to maintain its listing on the Nasdaq Capital Market. If the application is not approved, the Company may appeal the Nasdaq staff determination to a Listing Qualifications Panel.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By:	/s/ Mark Westgate
Mark Westgate
Vice President and Chief Financial Officer

Date: November 6, 2006